Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

KENVUE LLC

*        *        *        *

FIRST:	The name of the limited liability company is Kenvue LLC (the “Company”).

SECOND:	The Company’s registered office in the State of Delaware is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company for service of process is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.